                                                                  EXHIBIT (8)(c)

                              RULE 22C-2 AGREEMENT

         THIS AGREEMENT is made effective as of April 16, 2007 by Delaware Service Company, Inc. ("DSC") and AIG Life Insurance Company and American International Life Assurance Company of New York ("Intermediary"):

         WHEREAS, DSC serves as transfer agent for the Delaware Funds group of mutual funds (the "Funds");

         WHEREAS, Intermediary submits trades on behalf of indirect intermediaries or others that maintain on the books of DSC one or more omnibus accounts that hold shares of the Funds on behalf of its customers that are invested in the Funds and for which the indirect intermediary or others maintain individual accounts;

         WHEREAS, pursuant to Rule 22c-2 under the Investment Company Act of 1940 (the "1940 Act"), the Funds, or on the Fund's behalf, the Fund's principal underwriter or transfer agent, is required to enter into an agreement with Intermediary under which Intermediary is required to provide the Funds, upon request, with certain shareholder and account information and to prohibit transactions that violate each Fund's purchase blocking policy;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

SHAREHOLDER INFORMATION

1. Agreement to Provide Information. Intermediary agrees to provide the Fund, upon written request, the Taxpayer Identification Number ("TIN"), the Individual Taxpayer Identification Number ("ITIN"), or other government-issued identifier ("GII"), if known, of any or all Shareholders) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request (collectively, "Shareholder Information"). Written requests for Shareholder Information shall be directed to representatives of Intermediary as set forth in Appendix A to this Agreement.

         Intermediary will generally only be required to provide the information in regard to transactions that are initiated or directed by the Sharehholder, and shall not be required to provide information in regard to transactions that are executed automatically by the Intermediary, such transactions resulting from dollar cost averaging programs, automatic rebalancing programs, periodic deduction of fees, and redemptions pursuant to a systematic withdrawl plan. In any event, Intermediary shall provide transaction information, as described in this paragraph, upon subsequent or parallel requests by the Funds specifically requesting this type of information.

         (A) INFORMATION REQUEST. Requests must set forth a specific period, not to exceed ninety (90) days prior to the date of the request and current to five (5) business days preceding the date of the request, for which transaction information is sought. The Fund may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund. The Fund shall deliver its written requests for Shareholder Information via overnight mail.

         (B) FORM AND TIMING OF RESPONSE. Intermediary agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than ten (10) business days, after receipt of a request. If requested by the Fund or its designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than ten (10) business days after receipt of a specific request, whether any specified person about whom it has received the identification and transaction information specified in Paragraph 1 above is itself a financial intermediary ("indirect intermediary") and, upon further request of the Fund or its designee, promptly, but in any event not later than ten (10) business days after receipt of such request, either (i) obtain and transmit (or arrange to have transmitted) the requested information specified in Paragraph 1 above for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. In such instance, Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii).

                  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.

                  To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

         (C) LIMITATIONS ON USE OF INFORMATION. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary. The Fund may, however, use the information received to ensure compliance with the Fund's compliance policies and procedures. Notwithstanding any of the above, the Fund agrees not to use the Shareholder Information received for any purpose expressly prohibited by the privacy provisions of Title V of the

                  Gramm-Leach-Bliley Act and comparable state laws, without the prior written consent of Intermediary.

2. AGREEMENT TO RESTRICT TRADING. Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

         (A) FORM OF INSTRUCTIONS. Instructions must include the TIN, ITIN, or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN, or GII is not known, the instructions must include an equivalent identifying number of the Shareholders) or account(s) or other agreed upon information to which the instruction relates. The Fund shall direct written instructions to restrict or prohibit trading to representatives of Intermediary as set forth in Appendix A to this Agreement.

         (B) TIMING OF RESPONSE. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but in any event not later than ten
                  (10) business days after receipt of the instructions by the Intermediary.

         (C) CONFIRMATION BY INTERMEDIARY. Intermediary must provide written confirmation to the Fund that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3. FORCE MAJEURE. Either party shall be excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the Parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance.

4.       DEFINITIONS. For purposes of this Agreement:

         (A) The term "Fund" includes the fund's principal underwriter and transfer agent. The term not does include any "excepted funds" as defined in SEC Rule 22c-2(b) under the 1940 Act.

         (B) The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Intermediary.

         (C) The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary.

         (D) The term "Intermediary" shall mean a "financial intermediary" as defined in SEC Rule 22c-2.

         (E) The term "purchase" does not include the automatic reinvestment of dividends.

         (F) The term "written" includes electronic writings and facsimile transmissions.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

Delaware Service Company, Inc.

By:
      ---------------------------
Name:
      ---------------------------
Title:
      ---------------------------


AIG LIFE INSURANCE COMPANY

By:                                     Attest:
      ---------------------------               ---------------------------
Name:                                   Name:
      ---------------------------               ---------------------------
Title:                                  Title:
      ---------------------------               ---------------------------
                                        (Seal)


AMERICAN INTERNATIONAL LIFE ASSURANCE COMPANY OF NEW YORK

By:                                     Attest:
      ---------------------------               ---------------------------
Name:                                   Name:
      ---------------------------               ---------------------------
Title:                                  Title:
      ---------------------------               ---------------------------
                                        (Seal)

                                   APPENDIX A
                       REPRESENTATIVES OF THE INTERMEDIARY

Requests for Shareholder Information or Trading Restrictions shall be directed to:


         --------------------------
         Senior Counsel
         AIG American General
         2929 Allen Parkway, A30-25
         Houston, TX 77019

         --------------------------

And to:


         --------------------------
         Variable Products Accounting
         AIG American General
         2727-A Allen Parkway
         Houston, TX 77019

         --------------------------